Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated November 21, 2006
Relating to Preliminary Prospectus dated October 25, 2006
Registration No. 333-135174
2,000,000 Units
Each unit consisting of one share of common stock,
one redeemable Class A warrant
and one non-redeemable Class B warrant
     The Company has approved the payment of a 5% stock dividend to all holders of record of the Company’s common stock at the end of each calendar quarter during 2007. The Company will not issue fractional shares as part of this stock dividend program.
     The share and per-share common stock information in the Preliminary Prospectus dated October 25, 2006 assumes no payment of these stock dividends.
     The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-433-9045.